EXHIBIT 10.4.3

Assignment of

Three Party Agreement

From

Vermont Electric Power Company, Inc.

To

Vermont Transco LLC
Original Rate Schedule No. 6

AMENDED AND RESTATED
THREE - PARTY AGREEMENT

      THIS AGREEMENT entered into this ___th day of _____, 2006, by and between CENTRAL VERMONT PUBLIC SERVICE CORPORATION, a Vermont corporation ("Central Vermont"), GREEN MOUNTAIN POWER CORPORATION, a Vermont corporation ("Green Mountain"), VERMONT ELECTRIC POWER COMPANY, INC., a Vermont corporation ("Velco"), and VERMONT TRANSCO LLC, a limited liability company duly organized under the laws of the State of Vermont ("VTransco"),

WITNESSETH:

      WHEREAS, Velco has entered into a power transmission contract (the "Transmission Contract") dated June 13, 1957, with the State of Vermont acting by and through the Public Service Commission of Vermont (the "State"), pursuant to which Velco will provide an electric transmission system and associated facilities for the transmission and delivery of St. Lawrence power and will deliver St. Lawrence power either directly or through the facilities of others to allottees of the State; and

      WHEREAS, the Transmission Contract provides that the transmission and associated facilities of Velco may be used by Velco for the transmission of firm power for itself, in which event the investment in such facilities shall be allocated to the State and Velco in proportion to the use of such facilities by the State for the transmission of firm St. Lawrence power and by Velco for the transmission of firm power for itself; and

      WHEREAS, Velco proposed to issue from time to time its bonds, such bonds to be issued under and secured by a proposed mortgage and deed of trust (the "Indenture") to be dated as of September, 1, 1957; and

      WHEREAS, Velco proposed to execute and deliver to certain institutional investors and organizations (the "bond purchasers") an agreement or agreements providing for the purchase by the bond purchasers from time to time of bonds in a principal amount not exceeding $10,500,000 in the aggregate in accordance with the several obligations of the purchasers and subject to the terms and conditions of said agreement or agreements; and

      WHEREAS, the inducements to the purchasers of the bonds in agreeing to purchase the bonds included the agreements of Central Vermont and Green Mountain (herein collectively called the "Companies") contained in this Agreement; and

      WHEREAS, Velco has agreed to contribute to VTransco substantially all of its electric transmission system, subject to liabilities; and

      WHEREAS, each of the Companies hereby represents and warrants that the execution and performance of this Agreement do not violate any provision of its Articles of Association or By-Laws or any provision of any indenture or agreement to which it is a party;

      Now, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, the parties hereto agree severally, and not jointly or jointly and severally, with each other as follows:

1. Terms defined in the Transmission Contract are used herein with the meaning therein provided for.

2. Without the prior written consent of the Companies, Velco will not acquire by purchase or generation ownership of any firm power for resale by it or use VTransco's facilities for the transmission of firm power owned by it for its own purposes.

3. In the event that the facilities of VTransco shall, with the consent of the Companies as aforesaid, be used by Velco for the transmission of firm power owned by Velco and as a result less than all the investment in VTransco's facilities is allocated to the State as provided in paragraph 3.3 of the Transmission Contract, the Companies shall, subject to the provisions of Section 5 hereof, be entitled to receive all firm power transmitted over the transmission system of VTransco other than power not owned by Velco and transmitted for others (including the State) and firm power owned by Velco and sold by Velco to others pursuant to contracts approved by the Companies (herein called the "Available Power") and shall from time to time pay to VTransco as a demand charge for the right to receive the Available Power (and as an energy charge for any associated energy taken by the Companies) amounts which when added to amounts received by VTransco from any other sources, including revenues received by VTransco from the State under the Transmission Contract, will in the aggregate at least equal the sum of the following costs of VTransco, namely:

      3.1.      All operating expenses, exclusive of charges for depreciation, plus

      3.2.      All fixed charges, including interest and amortization of debt discount and expense, with respect to the bonds and all other indebtedness of VTransco, plus

      3.3.      Regular amortization of principal of indebtedness required by the terms of the Indenture and of all other indebtedness of VTransco; provided, however, there shall not be included, in the event of the acceleration of the maturity of any of the bonds by declaration or otherwise, any amount applicable to the principal of the bonds in addition to payments due and payable from time to time pursuant to the provisions of Section 3.03 (a) of the Indenture nor any amount applicable to the principal of any other indebtedness in addition to the regular amortization requirements, plus

      3.4.      All expenses for taxes, including taxes based on or measured by income.

The Companies shall, prior to the use by Velco of VTransco's facilities for the transmission of firm power owned by Velco, enter into an agreement setting forth the portion of the Available Power to be received, and of the aggregate payments required by Section 3 to be made, by each of the Companies, and the obligation of each of the Companies to make payments required by Section 3 shall thereupon be limited to payment of its portion as set forth in such agreement. Copies of such agreement, including any amendment or supplement thereto, shall be filed with the Trustee under the Indenture within five days after such agreement, amendment or supplement shall have become effective.

4. All obligations of the respective Companies hereunder shall be several and not joint or joint and several.

5. The performance of the obligations of each of the Companies hereunder shall be subject to all regulatory authorizations necessary to permit it to perform all the obligations to be performed by it hereunder; and each of the Companies covenants and agrees to use its best efforts to secure and maintain such regulatory authorizations. The performance of the obligations of VTransco hereunder shall be subject to all regulatory authorizations necessary to permit VTransco to perform all the obligations to be performed by VTransco hereunder; and VTransco covenants and agrees to use its best efforts to secure and maintain such regulatory authorizations.

6. VTransco shall not be held responsible or liable for any loss or damage to the Companies on account of nondelivery of energy hereunder at any time caused by uncontrollable forces; provided, however, that nondelivery on account of any such uncontrollable forces shall not relieve the Companies from their obligations to pay VTransco any charges payable pursuant to the provisions of Section 3 hereof.

7. Each of the Companies may, subject to the provisions of this Agreement, enter into an agreement or agreements at any time with Velco and/or VTransco setting forth detailed terms and provisions relating to the performance of the obligations of such Company under this Agreement. Copies of any such agreement, including any amendment or supplement thereto, shall be filed by Velco and/or VTransco with the Trustee under the Indenture within five days after such agreement, amendment or supplement shall have become effective. No agreement entered into under this Section 7 shall alter the obligations of any party to this Agreement in any manner inconsistent with any provision hereof.

8. This Agreement shall become effective forthwith and shall continue until the Indenture shall have been satisfied and discharged, and cannot be changed or altered except by agreement in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first written above.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION
By: Name: Title:	William J. Deehan (handwritten in original) William J. Deehan Vice President, Power Planning and Regulatory Affairs
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first written above.
GREEN MOUNTAIN POWER CORPORATION
By: Name: Title:	Donald J. Rendall, Jr. (handwritten in original) Donald J. Rendall, Jr. V.P. and General Counsel
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first written above.
VERMONT ELECTRIC POWER COMPANY, INC.
By: Name: Title:	Thomas N. Wies (handwritten in original) Thomas N. Wies (handwritten in original) Vice President (handwritten in original)
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first written above.
VERMONT TRANSCO LLC
By: Name: Title:	John J. Donleavy (handwritten in original) John J. Donleavy (handwritten in original) President and CEO (handwritten in original)